Exhibit 5.1

                        Morse, Zelnick, Rose & Lander LLP

                                December 15, 1997

CSL Lighting Manufacturing, Inc.
27615 Avenue Hopkins
Valencia, California  91355

            Re: Registration Statement on Form S-3

Dear Sirs:

      We have acted as counsel to CSL Lighting Manufacturing, Inc., a Delaware corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), to register the offering by certain selling stockholders of 6,704,762 shares of Common Stock.

      In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement and such other reports, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that:

      Each share of Common Stock included in the Registration Statement has been, or will be when issued as contemplated by the Convertible Notes, duly and validly authorized for issuance, fully paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC thereunder.

                                Very truly yours,


                                /s/ Morse, Zelnick, Rose & Lander, LLP
                                --------------------------------------
                                Morse, Zelnick, Rose & Lander, LLP

KSR/lmf


                                       25